Exhibit 99.1

Veritas Farms Reports Record 165% Increase in Q3 2019 Revenue from Q3 2018, as a Result of Expanding Brick-and-Mortar and Online Distribution Networks

Fort Lauderdale, Florida – November 15, 2019 - Veritas Farms, Inc. (OTCQB: VFRM), a vertically integrated agribusiness focused on the production of full spectrum hemp oil products with naturally occurring cannabinoids, today announced that the Company has reported its operating results for the three and nine months ended September 30, 2019, through the filing of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Selected Financial Highlights – 3rd Quarter Ended September 30, 2019

•	Total Revenues: Up 165% to $1,215,810 compared to $459,329 in Q3 2018
•	Total Revenue: Up 347% to $5,712,085 compared to $1,277,914 Year-To-Date 2018
•	Gross Profit: Up 468% to $495,058, compared to $87,187 in Q3 2018
•	Gross Profit: Up 578% to $2,645,905, compared to $390,074 Year-To-Date 2018
•	Total Assets: Up 157% to $18,043,654, compared to $7,014,086 at September 31, 2018
•	Total Inventory: Up 223% to $5,643,800 compared to $1,746,080 at September 31, 2018

Selected Business Highlights – 3rd Quarter Ended September 30, 2019

•	Surpassed 4,800 stores carrying Veritas Farms products
•	Expanded Kroger distribution to total 22 states and 1350 stores
•	Expanded into 500 new Super Value stores in select states nationwide
•	Expanded into new states and markets with existing and new retail partners
•	Increased retail independent and chain retail footprint
•	Increased product portfolio size with launch of new gummies, 3pack lip balms in new flavors and a sports cream
•	Participated in actions to support regulatory progress at the federal and state levels
•	Grew CPG sales team concentrating on grocery, beauty, pharmacy, c-store and pet channels
•	Significant increase in B2C E-Commerce revenue growth compared to Q3 2018

Alexander M. Salgado, CEO and co-founder of Veritas Farms, commented, “Over the past fiscal quarterly period ended September 30, 2019, our expanding sales and marketing strategies combined with increasing interest and acceptance from mainstream consumers and traditional brick-and-mortar retailers continue to propel Veritas Farms’ sales to new record levels - more than doubling our comparable 3rd Quarter 2018 sales. Furthermore, the 2019 YTD revenue shows growth that almost quadrupled the 2018 YTD revenues.”

“This sales growth was made possible by the solid foundation for success that we built over the past four years at our state-of-art 140-acre farm and production facilities in Pueblo and Colorado Springs, Colorado, our unwavering commitment to product quality, and our growing reputation as one of the country’s most trusted vertically integrated hemp extract product brands in the country.”

“Moving forward into the 4th Quarter, we have greatly expanded our distribution network to over 4,800 retailers across the country, developed and released new innovative product lines, and increased our already considerable cultivation and manufacturing capacities.”

Mr. Salgado concluded, “We expect these improvements will have a sustained positive effect on our financial results as the market for Veritas Farms™ hemp extract products grow throughout 2019. We are confident that our lab tested full spectrum hemp extract products will exceed the high expectations of every consumer, health care provider, and distributor.”

Conference Call

Management will host a conference call to discuss the Company’s third quarter 2019 results. Veritas Farms CEO Alexander Salgado will host the call, followed by a question and answer period. Further information regarding scheduling and participation information will be made available in the coming weeks.

Veritas Farms™ brand full spectrum hemp extract products can be found at several leading online and brick-and-mortar retailers across the United States. For a complete listing of retailers and to purchase Veritas Farms™ products online, visit www.theveritasfarms.com.

About Veritas Farms, Inc.

Veritas Farms, Inc. (OTCQB: VFRM) is a vertically integrated agribusiness focused on producing superior quality, whole plant, full spectrum hemp oils and extracts containing naturally occurring cannabinoids. The Company currently owns and operates a 140-acre farm and production facilities in Pueblo and Colorado Springs, Colorado, and is registered with the Colorado Department of Agriculture to grow industrial hemp. The Company markets and sells products under its Veritas Farms™ brand and manufactures private label products for a number of leading distributors and retailers.

Veritas Farms™ brand full spectrum hemp oil products include vegan capsules, tinctures, formulations for sublingual applications and infused edibles, lotions, salves, and oral syringes in a variety of size formats and flavors. All Veritas Farms™ brand products are third-party laboratory tested for strength and purity. The Company files periodic reports with the Securities and Exchange Commission, which can be viewed at www.sec.gov.

For additional information and online product purchase, visit www.theveritasfarms.com.

Veritas Farms, Inc. - Investor Contact

Toll-Free: (888) 549-7888

E-mail: ir@theveritasfarms.com

Veritas Farms, Inc. - Social Media

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Facebook: www.facebook.com/VeritasFarmsOfficial/

LinkedIn: www.linkedin.com/company/veritasfarms/

Twitter: www.twitter.com/theveritasfarms

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including those with respect to the Company’s mission statement and growth strategy, are “forward-looking statements.” Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve many risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.